United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 30, 2008
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)
230 Third Avenue, Waltham, MA 02451
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 547-5900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On November 11, 2008, the Company received a staff deficiency letter from The NASDAQ Stock Market indicating that, based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the Company did not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3).
The Company believes that it regained compliance with NASDAQ Marketplace Rule 4450(a)(3) upon the closing of the second issuance of shares to Symphony ViDA Holdings LLC (“Symphony”) on December 30, 2008, which transaction was described in press releases issued by the Company on October 1, 2008 and December 9, 2008. At this closing, which was approved by the Company’s stockholders at a special meeting held on December 9, 2008, Symphony exercised the warrant it held covering 11.3 million shares of the Company’s common stock and purchased all shares covered by the warrant at a price of $1.11 per share, resulting in an additional $12.5 million in equity to the Company. With the completion of this financing, the Company expects to have stockholders’ equity of approximately $20 million as of December 31, 2008. In addition, the non-controlling interest in Symphony ViDA, Inc. which was formed as a separate entity in connection with the transaction completed on October 1, 2008, is expected to be approximately $8 million. Although this will not be reported as equity in the Company’s December 31, 2008 financial statements, it will be reported as an equity item in fiscal 2009 and thereafter in accordance with the anticipated implementation of FASB 160.
The NASDAQ Stock Market will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance with this requirement, it may be subject to delisting.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2009	OXiGENE, Inc.
	By:	/s/ James B. Murphy
James B. Murphy
Vice President and Chief Financial Officer